Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 30, 2021 relating to the financial statements of Ferroglobe PLC and the effectiveness of Ferroglobe PLC’s internal control over financial reporting (which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte S.L.

Madrid, Spain
May 10, 2021